Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter
and Full Year 2024 Results; Issues 2025 Guidance
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $533.8 million for the quarter, up 8.0% compared to $494.3 million
•Diluted earnings per share (“EPS”) of $1.77, up 11% compared to $1.60
•Adjusted diluted EPS* of $2.20, up 40% compared to $1.57
•Generated $71 million of cash from operating activities; repaid $54 million of debt
•For full year 2024, achieved net sales of $2.0 billion, diluted EPS of $6.14 and adjusted diluted EPS* of $7.13

COLMAR, PA (February 26, 2025) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ: DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “We finished the year with outstanding results in the fourth quarter. Total net sales increased 8%, driven by strong performance in our Light Duty and Specialty Vehicle segments. We also drove impressive earnings growth. Our success in 2024 was the direct result of our innovation strategy, operational excellence initiatives, and the hard work and dedication of our talented Contributors across the enterprise.

“These results, coupled with our asset-light operating model, drove significant cash generation. Cash from operating activities for the year was $231 million, allowing us to reduce debt by $94 million and return capital to shareholders through the repurchase of $78 million in common stock at an average price of $91.

“With our proven business model, ability to navigate dynamic markets, and strengthened balance sheet, we remain well-positioned to deliver long-term growth. For 2025, we expect net sales growth to be in the range of 3% to 5%. We expect diluted EPS to be in the range of $7.00 to $7.30 and adjusted diluted EPS* to be in the range of $7.55 to $7.85.”

Fourth Quarter Financial Results
The Company reported fourth quarter 2024 net sales of $533.8 million, up 8.0% compared to net sales of $494.3 million in the fourth quarter of 2023.

Gross profit was $221.7 million in the fourth quarter of 2024, or 41.5% of net sales, compared to $194.2 million, or 39.3% of net sales, for the same quarter last year. Adjusted gross margin* was 41.7% in the fourth quarter of 2024 compared to 39.3% in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses were $135.0 million, or 25.3% of net sales, in the fourth quarter of 2024 compared to $117.0 million, or 23.7% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $129.1 million, or 24.2% of net sales, in the fourth quarter of 2024, compared to $118.1 million, or 23.9% of net sales, in the same quarter last year.

Diluted EPS was $1.77 in the fourth quarter of 2024, up 11% compared to diluted EPS of $1.60 in the same quarter last year. Adjusted diluted EPS* was $2.20 in the fourth quarter of 2024, up 40% compared to adjusted diluted EPS* of $1.57 in the same quarter last year.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	Q4 2024	Q4 2023	Change	Q4 2024	Q4 2023	Change
Light Duty	$427.4	$385.9	11%	20.1%	16.6%	350 bps
Heavy Duty	$52.9	$57.4	-8%	2.1%	6.8%	-470 bps
Specialty Vehicle	$53.5	$51.0	5%	12.2%	15.7%	-350 bps

Full Year Financial Results
The Company reported full year 2024 net sales of $2,009.2 million, up 4.1% compared to net sales of $1,929.8 million in the prior year.

Gross profit was $806.4 million, or 40.1% of net sales, in 2024 compared to $685.4 million, or 35.5% of net sales, in the prior year. Adjusted gross margin* was 40.2% in 2024 compared to 36.1% in the prior year.

SG&A expenses were $513.4 million, or 25.6% of net sales, in 2024 compared to $470.7 million, or 24.4% of net sales, for the prior year. Adjusted SG&A expenses* were $484.2 million, or 24.1% of net sales, in 2024, compared to $464.0 million, or 24.0% of net sales, in the prior year.

Diluted EPS was $6.14 in 2024, up 50% compared to diluted EPS of $4.10 in the prior year. Adjusted diluted EPS* was $7.13 in 2024, up 57% compared to adjusted diluted EPS of $4.54 in the prior year.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	FY 2024	FY 2023	Change	FY 2024	FY 2023	Change
Light Duty	$1,565.6	$1,462.5	7%	18.2%	12.8%	540 bps
Heavy Duty	$231.5	$256.9	-10%	2.8%	5.6%	-280 bps
Specialty Vehicle	$212.1	$210.4	1%	15.2%	15.0%	20 bps

2025 Guidance
The Company issued its full-year 2025 guidance, detailed in the table below, which excludes any impact from U.S. tariffs enacted or proposed in 2025 or potential retaliatory measures from U.S. trade partners. Additionally, our guidance excludes any potential impact from future acquisitions and divestitures, supply chain disruptions, significant inflation, interest rate changes, and share repurchases.

2025 Guidance
Net Sales Growth vs 2024	3% – 5%
Diluted EPS	$7.00 – $7.30
Growth vs. 2024	14% – 19%
Adjusted Diluted EPS*	$7.55 – $7.85
Growth vs. 2024	6% – 10%
Tax Rate Estimate	24%

Conference Call and Webcast
The Company will hold a conference call and webcast for investors on Thursday, February 27, 2025 beginning at 8:00 a.m. Eastern time. The conference call can be accessed by telephone at (888) 440-4182 within the U.S. or +1 (646) 960-0653 outside the U.S. When prompted, enter the conference ID number 1698878. A live audio webcast along with the accompanying presentation materials can be accessed on the Company’s website at Dorman Products, Inc. - Events. A replay of the session will be available on the Investor section of the Company’s website after the call.

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; widespread public health pandemics; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our information security systems and defend against cyberattacks; our ability to protect our intellectual property and defend against any claims of infringement; and financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Alex Whitelam, VP, Investor Relations & Risk Management
awhitelam@dormanproducts.com
(445) 448-9522

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	12/31/24	Pct.*	12/31/23	Pct. *
Net sales	$533,772	100.0	$494,296	100.0
Cost of goods sold	312,063	58.5	300,074	60.7
Gross profit	221,709	41.5	194,222	39.3
Selling, general and administrative expenses	134,961	25.3	116,982	23.7
Income from operations	86,748	16.3	77,240	15.6
Interest expense, net	9,158	1.7	11,328	2.3
Other income, net	1,359	0.3	446	0.1
Income before income taxes	78,949	14.8	66,358	13.4
Provision for income taxes	24,436	4.6	16,074	3.3
Net income	$54,513	10.2	$50,284	10.2

Diluted earnings per share	$1.77		$1.60

Weighted average diluted shares outstanding	30,778		31,511

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/24	Pct.*	12/31/23	Pct. *
Net sales	$2,009,197	100.0	$1,929,788	100.0
Cost of goods sold	1,202,838	59.9	1,244,365	64.5
Gross profit	806,359	40.1	685,423	35.5
Selling, general and administrative expenses	513,450	25.6	470,663	24.4
Income from operations	292,909	14.6	214,760	11.1
Interest expense, net	39,727	2.0	48,061	2.5
Other income, net	3,070	0.2	1,804	0.1
Income before income taxes	256,252	12.8	168,503	8.7
Provision for income taxes	66,248	3.3	39,244	2.0
Net income	$190,004	9.5	$129,259	6.7

Diluted earnings per share	$6.14		$4.10

Weighted average diluted shares outstanding	30,956		31,533
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	12/31/24	12/31/23
Assets
Current assets:
Cash and cash equivalents	$57,137	$36,814
Accounts receivable, less allowance for doubtful accounts of $1,619 and $3,518	573,787	526,867
Inventories	707,977	637,375
Prepaids and other current assets	30,859	32,653
Total current assets	1,369,760	1,233,709
Property, plant and equipment, net	164,499	160,113
Operating lease right-of-use assets	118,499	103,476
Goodwill	442,886	443,889
Intangible assets, net	278,213	301,556
Deferred tax assets	5,786	—
Other assets	44,878	49,664
Total assets	$2,424,521	$2,292,407
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$231,814	$176,664
Accrued compensation	44,002	23,971
Accrued customer rebates and returns	204,355	204,495
Revolving credit facility	13,960	92,760
Current portion of long-term debt	28,125	15,625
Other accrued liabilities	41,546	33,636
Total current liabilities	563,802	547,151
Long-term debt	439,513	467,239
Long-term operating lease liabilities	105,142	91,262
Deferred tax liabilities	3,700	8,925
Other long-term liabilities	18,894	9,627
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 30,565,855 and 31,299,770 shares in 2024 and 2023, respectively	306	313
Additional paid-in capital	119,077	101,045
Retained earnings	1,180,862	1,069,435
Accumulated other comprehensive loss	(6,775)	(2,590)
Total shareholders' equity	1,293,470	1,168,203
Total liabilities and shareholders' equity	$2,424,521	$2,292,407
Selected Cash Flow Information (unaudited):

	Three Months Ended		Twelve Months Ended
(in thousands)	12/31/24	12/31/23	12/31/24	12/31/23
Cash provided by operating activities	$71,425	$59,648	$231,047	$208,758
Depreciation, amortization and accretion	$13,685	$13,943	$56,700	$54,729
Capital expenditures	$8,176	$11,032	$39,421	$43,968

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended		Twelve Months Ended
(unaudited)	12/31/24*	12/31/23*	12/31/24*	12/31/23*
Net income (GAAP)	$54,513	$50,284	$190,004	$129,259
Pretax acquisition-related intangible assets amortization [1]	5,338	5,481	22,476	21,817
Pretax acquisition-related transaction and other costs [2]	1,294	493	2,621	15,373
Executive transition services expense [3]	—	—	—	1,801
Fair value adjustment to contingent consideration [4]	—	(7,069)	—	(20,469)
Pretax reduction in workforce costs [5]	47	—	4,973	—
Discrete tax adjustment for state tax matters [6]	8,088	—	8,088	—
Tax adjustment (related to above items) [7]	(1,650)	285	(7,465)	(4,606)
Adjusted net income (Non-GAAP)	$67,630	$49,474	$220,697	$143,175

Diluted earnings per share (GAAP)	$1.77	$1.60	$6.14	$4.10
Pretax acquisition-related intangible assets amortization [1]	0.17	0.17	0.73	0.69
Pretax acquisition-related transaction and other costs [2]	0.04	0.02	0.08	0.49
Executive transition services expense [3]	—	—	—	0.06
Fair value adjustment to contingent consideration [4]	—	(0.22)	—	(0.65)
Pretax reduction in workforce costs [5]	0.00	—	0.16	—
Discrete tax adjustment for state tax matters [6]	0.26	—	0.26	—
Tax adjustment (related to above items) [7]	(0.05)	0.01	(0.24)	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$2.20	$1.57	$7.13	$4.54

Weighted average diluted shares outstanding	30,778	31,511	30,956	31,533
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/24	Pct.**	12/31/23	Pct.**
Gross profit (GAAP)	$221,709	41.5	$194,222	39.3
Pretax acquisition-related transaction and other costs [2]	782	0.1	7	0.0
Adjusted gross profit (Non-GAAP)	$222,491	41.7	$194,229	39.3

Net sales	$533,772		$494,296

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/24	Pct.**	12/31/23	Pct.**
Gross profit (GAAP)	$806,359	40.1	$685,423	35.5
Pretax acquisition-related transaction and other costs [2]	793	0.0	11,813	0.6
Adjusted gross profit (Non-GAAP)	$807,152	40.2	$697,236	36.1

Net sales	$2,009,197		$1,929,788
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/24	Pct.**	12/31/23	Pct.**
SG&A expenses (GAAP)	$134,961	25.3	$116,982	23.7
Pretax acquisition-related intangible assets amortization [1]	(5,338)	(1.0)	(5,481)	(1.1)
Pretax acquisition-related transaction and other costs [2]	(512)	(0.1)	(486)	(0.1)
Fair value adjustment to contingent consideration [4]	—	—	7,069	1.4
Pretax reduction in workforce costs [5]	(47)	(0.0)	—	—
Adjusted SG&A expenses (Non-GAAP)	$129,064	24.2	$118,084	23.9

Net sales	$533,772		$494,296

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/24	Pct.**	12/31/23	Pct.**
SG&A expenses (GAAP)	$513,450	25.6	$470,663	24.4
Pretax acquisition-related intangible assets amortization [1]	(22,476)	(1.1)	(21,817)	(1.1)
Pretax acquisition-related transaction and other costs [2]	(1,828)	(0.1)	(3,560)	(0.2)
Executive transition services expense [3]	—	—	(1,801)	(0.1)
Fair value adjustment to contingent consideration [4]	—	—	20,469	1.1
Pretax reduction in workforce costs [5]	(4,973)	(0.2)	—	—
Adjusted SG&A expenses (Non-GAAP)	$484,173	24.1	$463,954	24.0

Net sales	$2,009,197		$1,929,788
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.3 million pretax (or $4.0 million after tax) during the three months ended December 31, 2024 and $22.5 million pretax (or $16.9 million after tax) during the twelve months ended December 31, 2024 and were included in selling, general and administrative expenses. Such costs were $5.5 million pretax (or $4.1 million after tax) during the three months ended December 31, 2023 and $21.8 million pretax (or $16.4 million after tax) during the twelve months ended December 31, 2023 and were included in selling, general and administrative expenses.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, accretion on contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and twelve months ended December 31, 2024, we incurred charges included in cost of goods sold for integration costs of $0.8 million pretax (or $0.6 million after tax) and $0.8 million pretax (or $0.6 million after tax), respectively. During the three and twelve months ended December 31, 2024, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, accretion on contingent consideration obligations and facility consolidation and start-up expenses of $0.5 million pretax (or $0.4 million after tax) and $1.8 million pretax (or $1.4 million after tax), respectively.
During the three and twelve months ended December 31, 2023, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.0 million pretax (or $0.0 million after tax) and $11.8 million pretax (or $8.9 million after tax), respectively. During the three and twelve months ended December 31, 2023, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions and facility consolidation and start-up expenses of $0.5 million pretax (or $0.4 million after tax) and $3.6 million pretax (or $2.8 million after tax), respectively.
[3] – Executive transition service expenses represents an accrual for costs required to be paid under an agreement in connection with the planned transition of our Executive Chairman to Non-Executive Chairman, and other professional services rendered in connection with the execution of the agreement. The expense was $1.8 million pretax (or $1.4 million after tax) during the twelve months ended December 31, 2023.
[4] – Fair value adjustments to contingent consideration represents the change to our estimates of ultimate earnout payment amounts for a previously completed acquisition based on projections of financial performance compared to the target amounts defined in the purchase agreement and totaled $7.1 million pretax (or $5.3 million after tax) and $20.5 million pretax (or $15.5 million after tax) during the three and twelve months ended December 31, 2023, respectively.
[5] – Pretax reduction in workforce costs represents costs incurred in connection with our planned workforce reduction including severance and other payroll-related costs insurance continuation costs, modifications of share-based compensation awards, and other costs directly attributable to the action. During the three and twelve months ended December 31, 2024, the expense was $0.0 million pretax (or $0.0 million after tax) and $5.0 million pretax (or $3.7 million after tax), respectively.
[6] – Discrete tax adjustment for state tax matters represents a reserve recorded in connection with a state tax dispute, and totaled $8.1 million during both the three and twelve months ended December 31, 2024.
[7] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(1.7) million and $(7.5) million during the three and twelve months ended December 31, 2024, respectively, and $0.3 million and $(4.6) million during the three and twelve months ended December 31, 2023, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Guidance:

The Company provided the following guidance ranges related to their fiscal 2025 outlook:

	Year Ending 12/31/2025
(unaudited)	Low End	High End
Diluted earnings per share (GAAP)	$7.00	$7.30
Pretax acquisition-related intangible assets amortization	0.69	0.69
Pretax acquisition transaction and other costs	0.03	0.03
Tax adjustment (related to above items)	(0.17)	(0.17)
Adjusted diluted earnings per share (Non-GAAP)	$7.55	$7.85

Weighted average diluted shares outstanding	30,800	30,800